Exhibit 99.1
News Releases
Flowserve Reports Sharply Increased Bookings, Revenue and Net Income for Third Quarter of 2006
DALLAS—(BUSINESS WIRE)—Nov. 9, 2006—Flowserve Corporation (NYSE:FLS) today filed its Form 10-Q report for the third quarter of 2006 with the Securities and Exchange Commission and announced significantly improved quarterly financial results for the quarter ended September 30, 2006. Announcement Highlights:
Third Quarter (comparisons to prior year quarter)
•	Bookings from continuing operations grew 15 percent to $892 million, reported bookings (including divested operations and currency benefits) grew 12 percent.

•	Sales of $771 million, up 19 percent, including $19 million of currency benefits.

•	Gross profit to $248 million, up 18 percent.

•	Gross profit margin to 32.2 percent, down 30 basis points, reflecting a shift to a higher mix of large project business and to a lesser extent the timing of certain shipments and costs.

•	Consolidated operating income grew from $55 million to $60 million with operating margin of 7.8 percent, down 60 basis points, reflecting the higher mix of projects and the aforementioned timing of shipments and costs.

•	Third quarter earnings per diluted share from continuing operations of 48 cents, up from 8 cents for the same period in 2005 (prior year includes negative impact of approximately 31 cents of debt refinancing net of tax).
Year-to-Date (comparisons to prior year-to-date)
•	Bookings from continuing operations grew 24 percent to $2.7 billion, reported bookings grew 20 percent.

•	Year-to-date sales of $2.2 billion, up 11 percent.

•	Gross profit of $714 million, up 14 percent.

•	Consolidated operating income grew from $137 million to $170 million, with operating margin of 7.8 percent, up 80 basis points.

•	Earnings per diluted share from continuing operations to $1.29, up from 47 cents from the same period in 2005 (prior year includes negative impact of approximately 31 cents of debt refinancing net of tax).
Outlook
“I am pleased with our continued double digit growth in bookings and our backlog conversion to sales in the quarter,” said President and Chief Executive Officer Lewis Kling. “Our significant shift to original equipment project business in the quarter should create more profitable aftermarket opportunities for us in the future. Continued robust markets and our focus on improving our performance through operational excellence initiatives and supply chain management position us well for continued improvement. In fact, we expect continued momentum in our sales growth and improved gross profit efficiency in the fourth quarter.”

Third Quarter 2006 Consolidated Results
(All comparisons in this news release are third quarter 2006 versus the same period of 2005, unless otherwise noted.)
Bookings from continuing operations increased 15 percent to $892 million. Reported bookings of $892 million for third quarter 2006 increased by $97.8 million, or 12 percent. This increase includes currency benefits of approximately $20 million. Reported bookings in 2005 include $20 million of bookings related to the General Services Group, a discontinued operation that was divested effective December 31, 2005. The 2006 increases are primarily attributable to the strong oil and gas industry demand, which is reflected by significant growth in both the Flowserve Pump and Flow Control divisions. This is the company’s fifth consecutive quarter of double digit growth in consolidated Flowserve bookings.
Ending backlog for the third quarter of 2006 was $1.5 billion, a 56 percent increase, including an increase due to currency effects of approximately $56 million, compared with year-end 2005 and an 11 percent increase from second quarter 2006. The increase in backlog was primarily driven by strong pump business and reflects the number and size of major project orders and longer customer requested lead times typical of robust markets.
Third quarter 2006 sales of $771 million increased by $121.3 million, or 19 percent, including currency benefits of approximately $19 million. The increases are primarily attributable to the strength in the oil and gas market, particularly in the Middle East and North America and expansion into the Asia-Pacific region.
Gross profit increased 18 percent to $248 million. Gross profit margin decreased 30 basis points to 32.2 percent. The decrease primarily reflects a shift to a higher mix of large project business and, to a lesser extent, the timing of certain shipments and costs in the company’s Pump division.
Third quarter 2006 selling, general and administrative expense as a percentage of sales increased 30 basis points to 24.4 percent or $188 million. This increase includes negative currency effects of approximately $3 million, an increase in sales headcount and commissions related costs of $7 million, increases in non-cash stock-based compensation of $9 million, including a $5.6 million charge related to modifications to stock option plans, $3 million in travel due to increased selling and marketing activity and overall global growth, and various other costs.
Operating income for the quarter increased almost $6 million to $60 million, or 10 percent, as compared to 2005, including currency benefits of approximately $3 million. Operating margin decreased to 7.8 percent, a decrease of 60 basis points due to a higher mix of large project business and, to a lesser extent, the timing of certain shipments and costs, plus the increase in SG&A referenced above.
Despite higher prevailing interest rates, interest expense for the third quarter 2006 declined $2.6 million, or 14 percent, to $16.4 million, reflecting the benefits of the company’s $1 billion August 2005 refinancing at lower rates. This 2005 refinancing also included a $28 million expense related to the extinguishment of prior debt obligations.

Net income from continuing operations increased to $27 million, or 48 cents per diluted share, from $5 million, or 8 cents per diluted share. This reflects a $6 million increase in operating income and the negative impact to prior year of $28 million refinancing expense equal to approximately 31 cents per share (net of tax). These increases are partially offset by increased taxes on the operating profit.
The company continued to generate solid cash flow in the third quarter and used a portion to fund its U.S. pension plan with an additional $36 million, including optional contributions in excess of government requirements. The company also added further investment in capital expenditures of $14 million during the third quarter.
“In addition to the stock repurchase program of up to two million shares that we previously announced, we will continue to review a variety of additional options for using our expected cash flow in future periods, including possible dividends, increased capital expenditures and other strategic investments,” said Chief Financial Officer Mark Blinn. “We expect to begin the two million share repurchase program later this month.”
Third Quarter 2006 Segment Results
Flowserve Pump Division
Flowserve Pump Division (FPD) bookings in the third quarter of 2006 were $521 million, an increase of 19 percent, primarily driven by increased oil and gas project business, and including currency benefit of approximately $11 million. Sales were $401 million, an increase of 25 percent, including currency benefits of approximately $10 million. FPD’s gross profit was $108 million, an increase of 20 percent. Gross profit margin decreased 100 basis points to 26.9 percent due to higher mix of large project business and, to a lesser extent, the timing of certain shipments and costs. Operating income was $39 million, an increase of 35 percent, including currency benefits of approximately $1 million. Operating margin increased 70 basis points to 9.7 percent.
Flow Control Division
Flow Control Division (FCD) third quarter 2006 bookings from continuing operations of $264 million increased 15 percent compared with 2005 and include currency benefits of approximately $7 million. Sales increased 15 percent to $258 million, including currency benefits of approximately $7 million. FCD’s third quarter gross profit was $87 million, an increase of 21 percent. Gross profit margin increased 180 basis points to 33.9 percent. Gross profit margin benefited from higher sales volume impacting fixed cost absorption, higher margins realized through operational excellence initiatives and enhanced selectivity in customer project bidding. Operating income was $34 million, an increase of 34 percent. Operating margin increased 180 basis points to 13.1 percent.
Flow Solutions Division
Flow Solutions Division (FSD) bookings in the third quarter of 2006 were $126 million, an increase of 8 percent, including currency benefits of approximately $2 million. Sales were $123 million, an increase of almost 9 percent, including currency benefits of approximately $2 million. FSD’s gross profit was $56 million, an increase of approximately 12 percent. Gross profit margin increased 130 basis points to 45.4 percent. Gross profit margin benefited from higher sales. Operating income was almost $26 million, an increase of 11 percent. Operating margin increased 50 basis points to 20.8 percent.

Summary
Kling added, “We remain excited about Flowserve’s future business prospects, given our strong markets, significant backlog and operational excellence programs. Also, now that we are current SEC report filers, our Finance organization will be able to focus more effort on cost reduction and supporting the operations. We think 2006 is shaping up to be a very good year and expect 2007 to be even better.”
Conference Call
The company will host a conference call on Friday, November 10, 2006, at 11:00 a.m. EST to discuss today’s announcement. This conference call can be accessed through the company’s web site at www.flowserve.com. More information about Flowserve Corporation can also be obtained by visiting this web site.
Flowserve Corporation is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
Safe Harbor Statement
This news release includes forward-looking statements. Forward-looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “think”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: the possibility of adverse consequences of the pending securities litigation; the possibility of adverse consequences related to the investigations by the SEC and foreign authorities regarding our participation in the United States Oil-for-Food program; the possibility of adverse consequences of governmental tax audits of the Company’s tax returns, including the ongoing IRS audit of the Company’s U.S. tax returns for the years 2002 through 2004; the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor can they be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies; the Company’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries, and their potential impact on Middle Eastern markets and global petroleum producers; the Company’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export and import laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; the Company’s relative geographical profitability and its impact on the Company’s utilization of foreign tax credits; the Company’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in the Company’s products as compared with those of its competitors; changes in prevailing interest rates and the Company’s effective interest costs; and adverse changes in the regulatory climate and other legal obligations imposed on the Company. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended
	September 30,
(Amounts in thousands, except per share data)	2006	2005
Sales	$770,757	$649,485
Cost of sales	522,427	438,269

Gross profit	248,330	211,216
Selling, general and administrative expense	187,926	156,405

Operating income	60,404	54,811
Interest expense	(16,385)	(18,972)
Interest income	1,634	1,335
Loss on early extinguishment of debt	(25)	(27,856)
Other (expense) income, net	(1,810)	365

Earnings before income taxes	43,818	9,683
Provision for income taxes	16,440	4,500

Income from continuing operations	27,378	5,183
Discontinued operations, net of tax	805	(15,133)

Net earnings (loss)	$28,183	$(9,950)

Earnings (loss) per share:
Basic:
Continuing operations	$0.49	$0.09
Discontinued operations	0.02	(0.27)

Net earnings (loss)	$0.51	$(0.18)

Diluted:
Continuing operations	$0.48	$0.08
Discontinued operations	0.02	(0.27)

Net earnings (loss)	$0.50	$(0.19)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,
(Amounts in thousands, except per share data)	2006	2005
Sales	$2,177,473	$1,956,767
Cost of sales	1,463,033	1,331,708

Gross profit	714,440	625,059
Selling, general and administrative expense	544,040	488,120

Operating income	170,400	136,939
Interest expense	(48,327)	(58,867)
Interest income	3,786	2,797
Loss on early extinguishment of debt	(205)	(27,744)
Other income (expense), net	3,899	(8,326)

Earnings before income taxes	129,553	44,799
Provision for income taxes	55,212	18,158

Income from continuing operations	74,341	26,641
Discontinued operations, net of tax	805	(22,655)

Net earnings	$75,146	$3,986

Earnings (loss) per share:
Basic:
Continuing operations	$1.33	$0.48
Discontinued operations	0.02	(0.41)

Net earnings	$1.35	$0.07

Diluted:
Continuing operations	1.29	0.47
Discontinued operations	0.02	(0.40)

Net earnings	$1.31	$0.07

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Amounts in thousands, except per share data)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$48,737	$92,864
Restricted cash	3,680	3,628
Accounts receivable, net of allowance for doubtful accounts of $14,848 and $14,271, respectively	519,063	472,946
Inventories, net	489,735	378,324
Deferred taxes	113,088	113,957
Prepaid expenses and other	36,274	26,034

Total current assets	1,210,577	1,087,753
Property, plant and equipment, net of accumulated depreciation of $496,331 and $444,701, respectively	418,969	397,622
Goodwill	845,777	834,863
Deferred taxes	34,069	34,261
Other intangible assets, net	143,988	146,251
Other assets, net	93,940	91,342

Total assets	$2,747,320	$2,592,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$339,106	$316,713
Accrued liabilities	393,518	377,352
Debt due within one year	11,039	12,367
Deferred taxes	5,488	5,044

Total current liabilities	749,151	711,476
Long-term debt due after one year	643,525	652,769
Retirement obligations and other liabilities	406,489	396,013
Shareholders’ equity:
Series A preferred stock, none at September 30, 2006; $1.00 par value, 1,000 shares authorized, no shares issued as of December 31, 2005	—	—
Common shares, $1.25 par value Shares authorized — 120,000 Shares issued — 57,614	72,018	72,018
Capital in excess of par value	490,053	477,201
Retained earnings	521,309	446,163

	1,083,380	995,382
Treasury shares, at cost — 1,355 and 1,640 shares, respectively	(33,125)	(37,547)
Deferred compensation obligation	6,660	4,656
Accumulated other comprehensive loss	(108,760)	(130,657)

Total shareholders’ equity	948,155	831,834

Total liabilities and shareholders’ equity	$2,747,320	$2,592,092

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(Amounts in thousands)	2006	2005
Cash flows — Operating activities:
Net earnings	$75,146	$3,986
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	44,598	45,694
Amortization	8,041	7,651
Amortization of deferred loan costs and discount	1,445	3,006
Write-off of unamortized deferred loan costs and discount	—	11,307
Loss on early extinguishment of debt	—	16,437
Net (gain) loss on the disposition of assets	(122)	801
Excess tax benefits from stock-based payment arrangements	(1,177)	—
Equity based compensation expense	19,941	11,405
Equity income in unconsolidated subsidiaries, net of dividends received	(3,868)	(5,143)
Impairment of long-lived assets	—	23,602
Change in assets and liabilities:
Accounts receivable, net	(28,489)	12,844
Inventories, net	(95,138)	(38,815)
Prepaid expenses and other	(7,268)	(13,578)
Other assets, net	(6,602)	2,582
Accounts payable	6,399	2,976
Accrued liabilities and income taxes payable	2,601	3,658
Retirement obligations and other liabilities	(2,489)	(34,711)
Net deferred taxes	1,402	(33,780)

Net cash flows provided by operating activities	14,420	19,922

Cash flows — Investing activities:
Capital expenditures	(43,520)	(25,522)
Change in restricted cash	(52)	(2,159)

Net cash flows used by investing activities	(43,572)	(27,681)

Cash flows — Financing activities:
Net repayments under other financing arrangements	—	(3,989)
Payments on long-term debt	(16,897)	—
Proceeds from issuance of long-term debt	—	600,000
Payment of deferred loan costs	—	(9,322)
Proceeds from stock option activity	—	1,111
Excess tax benefits from stock-based payment arrangements	1,177	—
Repurchase of term loans and senior subordinated notes (includes premiums paid of $16.5 million)	—	(607,043)

Net cash flows used by financing activities	(15,720)	(19,243)
Effect of exchange rate changes on cash	745	(1,523)

Net change in cash and cash equivalents	(44,127)	(28,525)
Cash and cash equivalents at beginning of year	92,864	63,759

Cash and cash equivalents at end of period	$48,737	$35,234

SEGMENT INFORMATION
Flowserve Pump Division

	Three Months Ended
	September 30,
(Amounts in millions)	2006	2005
Bookings	$521.0	$436.5
Sales	401.3	322.0
Gross profit	107.9	90.0
Gross profit margin	26.9%	27.9%
Operating income	39.1	29.0
Operating income as a percentage of sales	9.7%	9.0%
Backlog	1,166.4	703.5
Flow Control Division

	Three Months Ended
	September 30,
(Amounts in millions)	2006	2005
Bookings — continuing operations	$264.3	$230.2
Bookings — discontinued operations	—	20.4

Total bookings	264.3	250.6
Sales	257.9	224.7
Gross profit	87.4	72.1
Gross profit margin	33.9%	32.1%
Operating income	33.9	25.3
Operating income as a percentage of sales	13.1%	11.3%
Backlog	326.7	239.9
Flow Solutions Division

	Three Months Ended
	September 30,
(Amounts in millions)	2006	2005
Bookings	$125.6	$116.5
Sales	122.9	113.2
Gross profit	55.8	50.0
Gross profit margin	45.4%	44.1%
Operating income	25.6	23.0
Operating income as a percentage of sales	20.8%	20.3%
Backlog	74.4	61.2

SEGMENT INFORMATION
Flowserve Pump Division

	Nine Months Ended
	September 30,
(Amounts in millions)	2006	2005
Bookings	$1,546.2	$1,138.6
Sales	1,116.3	995.1
Gross profit	309.1	268.2
Gross profit margin	27.7%	27.0%
Operating income	110.5	84.4
Operating income as a percentage of sales	9.9%	8.5%
Backlog	1,166.4	703.5
Flow Control Division

	Nine Months Ended
	September 30,
(Amounts in millions)	2006	2005
Bookings — continuing operations	$805.9	$695.8
Bookings — discontinued operations	—	74.5

Total bookings	805.9	770.3
Sales	728.0	663.1
Gross profit	247.6	216.0
Gross profit margin	34.0%	32.6%
Operating income	87.3	71.5
Operating income as a percentage of sales	12.0%	10.8%
Backlog	326.7	239.9
Flow Solutions Division

	Nine Months Ended
	September 30,
(Amounts in millions)	2006	2005
Bookings	$376.2	$353.1
Sales	366.1	327.9
Gross profit	164.0	144.3
Gross profit margin	44.8%	44.0%
Operating income	76.2	65.9
Operating income as a percentage of sales	20.8%	20.1%
Backlog	74.4	61.2

CONTACT: Flowserve Corp.
Investor Contact:
Zac Nagle, 972-443-6557
Vice President — Investor Relations
or
Media Contact:
Lars Rosene, 469-420-3264
Director — Global Communications
SOURCE: Flowserve Corporation